Restated Ratios of Earnings to Fixed Charges (Including Interest on Deposits)

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                                                         Years Ended December 31,
                                        -----------------------------------------------------------------
                                           1997         1996          1995         1994         1993
                                        ------------ ------------  ------------ -----------  -----------
Earnings:

Net Income                                  $17,257      $16,653       $14,130     $ 7,032      $ 9,662

Income Tax Expense                            8,152        7,685         5,934       1,157        3,167
                                        ------------ ------------  ------------ -----------  -----------

Pretax Earnings                             $25,409      $24,338       $20,064     $ 8,189      $12,829
                                        ============ ============  ============ ===========  ===========


Fixed Charges:

Interest on Borrowed Funds                  $20,909      $ 9,556       $ 3,915     $ 1,355      $ 1,358

Interest on Deposits                         37,870       35,219        34,489      28,955       28,479

Amortization of Debt                              -            -            16          21           21
                                        ------------ ------------  ------------ -----------  -----------

Total Fixed Charges                         $58,779      $44,775       $38,420     $30,331      $29,858
                                        ============ ============  ============ ===========  ===========

Earnings for Ratio Calculations             $26,994      $19,945       $86,804     $72,613      $61,744
                                        ============ ============  ============ ===========  ===========

Ratio of Earnings to Fixed
  Charges (Interest on
  Deposits Included)                           1.43x        1.54x         1.52x       1.27x        1.43x
                                        ============ ============  ============ ============ =============

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